CERTIFICATE OF INCORPORATION
                                       OF

                             THE SAINT JAMES COMPANY

FIRST.   The name of this corporation shall be:

                             THE SAINT JAMES COMPANY

SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is THE COMPANY CORPORATION.

THIRD.   The purpose or purposes of the corporation shall be: To engage  in  any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

         Fifty Million (50,000,000) shares with a par value of One Tenth of One Cent ($.001) per share, amounting to Fifty Thousand Dollars ($50,000) per share, are Common Stock and Five Hundred Thousand (500,000) shares with a par value of One Cent ($.001) per share, amounting to Five Thousand Dollars ($5,000.00) are Preferred Stock.

FIFTH.   The name and mailing address of the incorporator is as follows:

         Chennell Mowbray
         The Company Corporation
         1013 Centre Road
         Wilmington, DE 19805

SIXTH.   The Board  of  Directors shall have the power to adopt, amend or repeal the by-laws.

         IN  WITNESS   WHEREOF,   The   undersigned,   being  the   incorporator
hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this ninth day of October, A.D. 1998.


                                                /s/  Chennell Mowbray
                                               --------------------------------
                                                     Chennell Mowbray
                                                     Incorporator



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                           ACTION OF SOLE INCORPORATOR
                             THE SAINT JAMES COMPANY


         The undersigned, without a meeting, being the sole incorporator of the Corporation, does hereby elect the persons listed below to serve as directors of the corporation until the first annual meeting of shareholders and until their successors are elected and qualify:

         WAYNE GRONQUIST, ESQ.
         RUDY DE LA GARZA